RESIGNATION


I, Rodney Ramsay, the President and a director of Maximum Dynamics, Inc., a Colorado corporation, ("Company") hereby tender and submit my resignation as the President and a director of the Company, such resignation to be effective upon this 13th day of December 2002.



/s/ Rodney Ramsay
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Rodney Ramsay